Exhibit 10.29

HMS HOLDINGS CORP.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), effective as of March 1, 2013, is by and between HMS HOLDINGS CORP. a New York corporation (the “Company”), and WILLIAM C. LUCIA (the “Executive”).

WHEREAS the Company, as the successor to Health Management Systems, Inc., and the Executive have entered into prior employment agreements and have previously amended those agreements (as so amended, the “Prior Agreements”); and

WHEREAS, the Executive’s employment agreement dated effective as of March 1, 2011 expires on February 28, 2013 and the Company and the Executive desire to replace it and confirm the lack of effect of it and any other Prior Agreements, effective March 1, 2013 (provided that nothing herein waives any rights to accrued compensation, reimbursements, or other obligations owed from the Prior Agreements); and

WHEREAS the Company desires to continue the employment of the Executive for the period provided in this Agreement, and the Executive is willing to continue such employment with the Company, all in accordance with the terms and conditions set forth below;

NOW, THEREFORE, for and in consideration of the promises, representations, and mutual covenants contained herein, the Company and the Executive agree as follows:

1.                                      Employment.

(a)                                 Agreement to Employ.  The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to accept such continued employment with the Company, beginning on the date hereof and continuing for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

(b)                                 No Conflict.  The Executive affirms and represents that he is under no obligation to any former employer or other party that is in any way inconsistent with, or that imposes any restriction upon, the Executive’s continued employment by the Company or the Executive’s undertakings under this Agreement.

2.                                      Term of Agreement.  The Agreement will govern the Executive’s employment for the period from March 1, 2013 through February 28, 2015 (“Agreement End Date”), unless his employment terminates earlier in accordance with Section 6 hereof.  After the Agreement End Date, the Executive’s employment will be on a fully at-will basis with no obligations on the part of the Company under Section 6(b) or 6(c) hereof, except as provided under the last sentence of Section 6(c).  The period from the date hereof to February 28, 2015 (or, if the Executive’s employment ends earlier in accordance with the provisions of Section 6 hereof, the date it so ends) is the “Agreement Term.”

3.                                      Duties.

(a)                                 Scope.  The Executive shall be employed as the President and Chief Executive Officer of the Company, shall perform such duties as inhere in such positions and as are specified in the By-Laws of the Company and shall also perform and discharge such other executive employment duties and responsibilities as the Board of Directors of the Company (the “Board”) shall from time to time determine.  The Executive agrees that the Board may appoint another individual as President in place of the Executive’s service in that position, provided that the President reports to and through the Executive as Chief Executive Officer and that the Executive remains the single most senior executive officer of the Company.

(b)                                 Location.  The Executive shall perform his duties primarily at the Irving, Texas offices or the principal headquarters of the Company, with such travel to other locations from time to time as may be reasonably necessary to perform such duties.

(c)                                  Time.  Except as may otherwise be approved in advance by the Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury, disability, or bereavement, family, or medical leave, the Executive shall devote his full business time to the services required of him hereunder while employed.

(d)                                 Exclusivity.  The Executive shall render his business services exclusively to the Company and its subsidiaries to improve and advance the business and interests of the Company and its subsidiaries in a manner consistent with the duties of his positions.

(e)                                  Charitable Work.  Nothing contained in this Section 3 shall preclude the Executive from performing services for charitable or not-for-profit community organizations, provided that such activities do not interfere with the Executive’s performance of his duties and responsibilities under this Agreement.

4.                                      Salary and Bonus.

(a)                                 Salary.  As compensation for the performance by the Executive of the services to be performed by the Executive hereunder during the Agreement Term, the Company shall pay the Executive a minimum base salary at the annual rate of Six Hundred Fifty Thousand Dollars ($650,000) (such amount, together with any increases thereto as may be determined from time to time by the Compensation Committee (the “Compensation Committee”) in its sole discretion, being hereinafter referred to as “Base Salary”). Any Base Salary payable hereunder shall be paid in regular intervals in accordance with the Company’s usual and customary payroll practices for its employees.

(b)                                 Bonus. The Executive shall be eligible to receive bonus compensation from the Company in respect of each fiscal year (or portion thereof) during the Agreement Term, in each case as may be determined by the Compensation Committee in its sole discretion on the basis of performance or such other criteria as may be established from time to time by the Compensation Committee in its sole discretion

(the “Bonus”).  The Executive’s target bonus (the “Target Bonus”) shall be equal to 100% of his Base Salary.  The Bonus, if any, will be paid when other executives receive their bonuses under comparable arrangements but, in any event, between January 1 and March 15 of the year following the year with respect to which it is earned.

5.                                      Other Benefits.  While employed, the Executive shall:

(i)                                     be eligible to participate in Executive fringe benefits and pension and/or profit sharing plans that may be provided by the Company for its senior executive officers in accordance with the provisions of any such plans, as the same may be in effect from time to time;

(ii)                                  be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

(iii)                               earn paid time off (PTO) at the rate of 18 hours per month (annualized to 27 days per year), or such greater number as the Company determines from time to time for its senior executive officers, provided that any carryover from year to year will be subject to the Company’s generally applicable policies; the Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers;

(iv)                              be eligible for consideration by the Compensation Committee for awards of equity compensation under any equity compensation plan that may be established by the Company for its and its subsidiaries’ key employees, the amount, if any, of shares for which awards may be granted to Executive to be in the sole discretion of the Board or Compensation Committee;

(v)                                 be entitled to sick leave, medical leave, family leave, bereavement leave, sick pay, disability benefits, and other paid or unpaid leave in accordance with any Company policy that may be applicable to senior executive officers from time to time; and

(vi)                              be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company’s normal policies from time to time in effect.

6.                                      Termination.

(a)                                 Contract Terminable; Accrued Compensation.  Subject in each case to the provisions of this Section 6 and the other provisions of this Agreement relating to the Company’s and the Executive’s respective rights and obligations upon termination of his employment, nothing in this Agreement interferes with or limits in any way the Company’s or the Executive’s right to terminate his employment at any time consistent with the provisions of this Agreement, for any reason or no reason and nothing in this Agreement confers on the Executive any right or obligation to continue in the

Company’s employ. The Company, in its sole discretion, may elect to terminate the Executive’s employment immediately at any time subject to compliance with any obligations it has under this Section 6.  If the Executive’s employment ceases for any or no reason, the Executive (or his estate, as applicable) will be entitled to receive (in addition to any compensation and benefits that he is entitled to receive under Section 6(b) or 6(c) below): (i) any earned but unpaid Base Salary and, to the extent consistent with general Company policy, accrued but unused paid time off through and including the date of termination of his employment to be paid in accordance with the Company’s regular payroll practices and with applicable law but no later than the next regularly scheduled pay period, (ii) except as provided in Section 6(d), any earned but unpaid annual Bonus for the calendar year preceding the calendar year in which his employment ends, to be paid on the date such annual Bonus otherwise would have been paid if his employment had continued, (iii) unreimbursed business expenses in accordance with the Company’s policies for which expenses he has provided appropriate documentation, to be paid in accordance with Section 24(c), and (iv) any amounts or benefits to which he is then entitled under the terms of the benefit plans then sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” of the “Code”)). Notwithstanding any other provision in this Agreement to the contrary, the Executive will be entitled to severance, if any, solely through the terms of this Section 6, unless another Board-approved written agreement between the Executive and the Company expressly provides otherwise.  No interest shall accrue on or be paid with respect to any portion of any payments under Section 6 hereof.

(b)                                 Termination Without Cause or Resignation for Good Reason.  If, during the Agreement Term, the Company terminates the Executive’s employment without Cause (defined below) or the Executive resigns for Good Reason (defined below), in addition to the amounts described in Section 6(a), the Company will pay to the Executive the following, subject to compliance with Section 6(b)(iii):

(i)                                     Cash Severance.  The Company will pay to the Executive in cash amounts equal to

(I)                                   24 times his monthly Base Salary, paid ratably in equal installments over a 24 month period beginning in the first payroll period following the Release Effective Date (as defined below) (or such later date required by Section 24) in accordance with the Company’s standard payroll policies and procedures and in a manner consistent with Section 24, and

(II)                              a bonus component (the “Bonus Component”) equal to twice the annual Bonus with respect to the year of termination, where the annual Bonus will be the Target Bonus, paid ratably on the same schedule as in Section6(b)(i)(I), unless the annual Bonus for the Executive’s year of termination is determined under a program intended to qualify as performance-based for purposes of Section 162(m) of the Code (an “Exempt Bonus”).  If the annual Bonus is intended to be an Exempt Bonus, the Executive will instead be paid the Bonus Component under the timing provided in Section 4(b) of this Agreement as though he had remained employed through such date (subject to any further delay if the Release Effective Date has not yet then occurred), with the Bonus Component determined under the performance-based factors for such annual Bonus.  The Compensation Committee will only use its discretion under Section 162(m) of the Code to reduce the Bonus Component in this situation if and to the extent such discretion is used for continuing members of the senior executive officers.

(ii)                                  Benefits.  The Company will continue to provide the Executive with the health insurance coverage provided to other employees of the Company (including employer contributions) from the date of his termination of employment under Section 6(b) or 6(c) until the earlier of (i) the second anniversary of the date his employment ends or (ii) the date upon which the Executive becomes eligible health coverage from another employer.  The Executive acknowledges that this Company-paid coverage or the health benefits provided thereunder may be taxable to him and that no gross-up for such taxes will be provided.

(iii)                               Release. Any compensation or benefits under Section 6(b) or 6(c), shall be paid to the Executive after the Separation from Service, provided the Executive delivers to the Company a separation agreement and general release of claims in a form substantially similar to that attached as Exhibit A hereto (subject to such changes as the Company may reasonably make in light of changes in compensation or applicable laws), which agreement and release must become irrevocable within 60 days (or such earlier date as the release provides) following the date of the Executive’s termination of employment.  Compensation and benefits under Section 6(b)(i), (ii), or 6(c) will be paid or commence on the 60th day after the Separation from Service, subject to any delays required by Section 24.  The date on which the Executive’s release of claims becomes effective is the “Release Effective Date.”  The Executive must continue to comply with the Restrictive Covenants Agreement to continue to receive severance benefits.

(c)                                  Change in Control.  If, within 24 months following a Change in Control, the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason, in addition to the benefits described in Section 6(b)(ii) above and subject to the release required under Section 6(b)(iii), the Executive will receive the cash severance described in Section 6(b)(i), paid in a single lump sum payment at the time provided under Section 6(b)(i) for the first payment (i.e., in the first payroll period following the Release Effective Date (or such later date as either Section 6(b)(iii) or 24 provides)).  For the purpose of this Agreement, “Change in Control” means:

(i)                                     the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50.01% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A) any acquisition directly from the Company will not be a Change in Control, nor will any acquisition by any individual, entity, or group pursuant to a Business Combination (as defined below) that complies with subclauses (x) and (y) of clause (ii) of this definition;

(ii)                                  the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all (i.e., in excess of 85%) of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include a corporation that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person beneficially owns, directly or indirectly, 50.01% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iii)                               a change in the composition of the Board that results, during any one year period, in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the Effective Date or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office after the Effective Date occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

provided that, where required by Section 409A, the event that occurs is also a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Reg. § 1.409A-3(i)(5).

If a Change in Control occurs while the Executive is employed and before the Agreement End Date, this Section 6(c) will continue to apply to a termination without Cause or resignation for Good Reason during the 24 months following such Change in Control notwithstanding the terms of Section 2 above that would otherwise terminate the protections of Section 6(b) and 6(c) when the Agreement End Date is reached.

(d)                                 Termination for Cause, Voluntary Resignation Without Good Reason.

(i)                                     General.    If, during the Agreement Term, the Company terminates the Executive’s employment for Cause, or he resigns from his employment (other than for Good Reason as permitted in Section 6(b) or (c) above), the Executive will be entitled only to the payments described in Section 6(a) (excluding, on a termination for Cause, clause (ii) of Section 6(a)), unless applicable law otherwise requires payment. The Executive may resign, other than for Good Reason, at any time and for any reason, by giving at least 30 days’ prior written notice to the Board.  The Company may choose to respond to such notice of resignation by ending his employment during the 30 day notice period, in which event he would continue to receive his Base Salary, less applicable deductions, that he otherwise would have received through the remainder of the 30 day notice period.  The Executive will have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company or as required by law.

(ii)                                  Definitions.

(I)                                   Cause.    For purposes of this Agreement, “Cause” means any of the following: the Executive’s (I) fraud with respect to the Company or any of its subsidiaries and affiliates; (II) material misrepresentation to any regulatory agency, governmental authority, outside or internal auditors, internal or external Company counsel, or the Board concerning the operation or financial status of the Company or of any of its subsidiaries and affiliates; (III) theft or embezzlement of assets of the Company or any of its subsidiaries or affiliates; (IV) conviction, or plea of guilty or nolo contendere to any felony (or to a felony charge reduced to a misdemeanor), or, with respect to the Executive’s employment, to any misdemeanor (other than a traffic violation); (V) material failure to follow the Company’s conduct and ethics policies that have been provided or made available to the Executive; (VI) material breach of this Agreement or the Restrictive Covenants Agreement; and/or (VII) continued failure to attempt in good faith to perform the Executive’s duties as reasonably assigned by the Board.  Before terminating the Executive’s employment for Cause under clauses (V) — (VII) above, the Company will specify in writing to the Executive the nature of the act, omission, refusal, or failure that it deems to constitute Cause and, if the Board reasonably considers the situation to be correctable, give the Executive 30 days after he receives such notice to correct the situation (and thus avoid termination for Cause), unless the Board agrees to further extend the time for correction.  The Executive agrees that the Board will have discretion exercised in a reasonable manner to determine whether the Executive’s correction is sufficient.  Nothing in this definition prevents the Board from removing the Executive from his position as CEO at any time and for any reason.

(II)                              Good Reason.  For purposes of this Agreement, “Good Reason” means, the occurrence, without the Executive’s prior written consent, of any of the following events: (i)  any material diminution in the Executive’s authority, duties or responsibilities with the Company (other than in connection with a portion of his authority, duties, or responsibilities being assigned to or carried out by a President in a manner consistent with Section 3(a) above); (ii) a requirement that the Executive report to an officer rather than to the Board; (iii) a material reduction in the Executive’s Base Salary; (iv) the Company’s requiring the Executive to perform his principal services primarily in a geographic area more than 50 miles from the Company’s offices in Irving, Texas (or such other place of primary employment for the Executive at which he has agreed to provide such services); or (v) a material breach by the Company of any material provision of this Agreement.  No resignation will be treated as resignation for Good Reason unless (x) the Executive has given written notice to the Company of his intention to terminate his employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (y) he has provided the Company with at least 30 days in which to cure the circumstances, and (z) if the Company is not successful in curing the circumstance, the Executive ends his employment within 30 days following the cure period in (y).  If the Company informs the Executive that it will not treat his resignation as for Good Reason, he may withdraw the resignation and remain employed (provided that he does so before the original notice of resignation becomes effective) or may proceed and dispute the Company’s decision.

(e)                                  Death or Disability. The Executive’s employment hereunder will terminate immediately upon his (i) death or (ii) Separation from Service due to Disability.  “Disability” means the Company, based on appropriate medical evidence, determines he has become physically or mentally incapacitated so as to render him incapable of performing his usual and customary duties, with or without a reasonable accommodation, for 180 or more days, whether or not consecutive, during any 12 month period.  The Executive is also disabled if he is found to be disabled within the meaning of any Company’s long-term disability insurance coverage as then in effect (or would be so found if he applied for the coverage or benefits.  Employment termination under this subsection is treated as termination without Cause under Section 6(b) or 6(c) as applicable.  Nothing in this Section prevents the Board from removing the Executive from his position as CEO or, under Section 6(b), (c), or (d), from terminating his employment at any time, subject to compliance with those subsections when applicable.

(f)                                   Further Effect of Termination on Board and Officer Positions. If the Executive’s employment ends for any reason, the Executive agrees that he will cease immediately to hold any and all officer or director positions he then has with the Company or any affiliate, absent a contrary direction from the Board (which may include either a request to continue such service or a direction to cease serving upon notice). The Executive hereby irrevocably appoints the Company to be his attorney-in-fact to execute any documents and do anything in his name to effect his ceasing to serve as a director and officer of the Company and any affiliate, should he fail to resign following a request from the Board to do so. The Executive will not be required to sign, and the Company will not sign on his behalf without his consent, documents effecting his ceasing to serve as a director that characterize his cessation of employment differently than the manner in which it is effected through Section 6 hereof.  A written notification signed by a director or duly authorized officer of the Company that any instrument, document or act falls within the authority conferred by this subsection will be conclusive evidence that it does so. The Company will prepare any documents, pay any filing fees, and bear any other expenses related to this Section.

7.                                      Non-Assignability.

(a)                                 Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive or his beneficiaries or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 7(a) shall preclude the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity.  The Company may assign this Agreement without the Executive’s consent, and such an assignment will not terminate his employment for purposes of triggering his entitlement to severance; provided, however, that if such an assignment provides a basis for him to resign for Good Reason, he may resign for Good Reason, and he will be entitled to severance, if any, subject to the terms of Section 6.  As used herein, “successor” will mean any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company and its subsidiaries.

(b)                                 Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

8.                                      Restrictive Covenants. In connection with signing this Agreement, the Executive is signing a Noncompetition, Nonsolicitation, Proprietary and Confidential Information and Developments Agreement (the “Restrictive Covenants Agreement”), which addresses his responsibilities to the Company in connection with confidentiality, transfer and protection of intellectual property, noncompetition, nonsolicitation of employees and customers, and nondisparagement.

9.                                      Binding Effect.  Without limiting or diminishing the effect of the provisions affecting assignment of this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

10.                               Notices.  All notices required or permitted under this Agreement must be in writing and will be deemed effective upon personal delivery or three business days following deposit in a United States Post Office, by certified mail, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service in the case of notice to the Company at its then principal headquarters, and in the case of notice to the Executive to the current address on file with the Company.  Notice to the Company must include a separate notice to the General Counsel of the Company.  Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 10.

11.                               Law Governing.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to laws relating to conflict of law.

12.                               Severability.  If any part of this Agreement is held by an arbitrator or court of competent jurisdiction to be invalid or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

13.                               Waiver.  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

14.                               Arbitration.  Any dispute relating to or arising out of the provisions of this Agreement shall be decided by arbitration in Dallas, Texas, in accordance with the Expedited Arbitration Rules of the American Arbitration Association then obtaining, unless the parties mutually agree otherwise in a writing signed by both parties. This undertaking to arbitrate shall be specifically enforceable. The decision rendered by the arbitrator will be final and judgment may be entered upon it in accordance with appropriate laws in any court having jurisdiction thereof. Each of the parties shall pay his or its own legal fees associated with such arbitration, but the Company will pay for the American Arbitration Association’s charges for arbitration.

15.                               Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE RELEASE IT CONTEMPLATES, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, THE PARTIES AGREE THAT ANY PARTY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR TO ANY OF THE MATTERS CONTEMPLATED UNDER THIS AGREEMENT, RELATING TO THE EXECUTIVE’S EMPLOYMENT, OR COVERED BY THE CONTEMPLATED RELEASE.

16.                               No Mitigation.  The Executive is not required to seek other employment or otherwise mitigate the value of any severance benefits contemplated by this Agreement, nor will any such benefits be reduced by any earnings or benefits that you may receive from any other source.  Notwithstanding any other provision of this Agreement, any sum or sums paid under this Agreement will be in lieu of any amounts to which the Executive may otherwise be entitled under the terms of any severance plan, policy, program, agreement or other arrangement sponsored by the Company or an affiliate of the Company.

17.                               Entire Agreement; Modifications.  This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may only be amended, canceled or discharged or any obligations thereunder waived through a writing signed by the Executive and the Chair of the Compensation Committee or any executive officer of the Company (other than the Executive) duly authorized either by the Board or the Compensation Committee.

18.                               Survivorship.  The respective rights and obligations of the Company and the Executive hereunder will survive any termination of his employment to the extent necessary to preserve the intent of such rights and obligations.

19.                               Beneficiaries.  The Executive will be entitled, to the extent applicable law permits, to select and change the beneficiary or beneficiaries to receive any compensation or benefit payable hereunder upon his death by giving the Company written notice thereof in a manner consistent with the terms of any applicable plan documents. If he dies, severance then due (because of a prior employment termination) or other amounts due hereunder will be paid to his designated beneficiary or beneficiaries or, if none are designated or none survive him, his estate.

20.                               Company Policies. References in this Agreement to Company policies and procedures are to those policies and procedures in effect at the Effective Date, as the Company may amend them from time to time.

21.                               Withholding.  The Company will be entitled to withhold, or cause to be withheld, any amount of federal, state, city or other withholding taxes or other amounts either required by law or authorized by the Executive with respect to payments made to the Executive in connection with his employment.

22.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.                               Interpretation.  The parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms.

24.                               Effect of Section 409A of the Code.

(a)                                 Six Month Delay.  If and to the extent any portion of any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and he is a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination he hereby agrees that he is bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six month period measured from the date of his “separation from service” (as determined under Section 409A) or (ii) the tenth day following the date of his death following such separation from service (the “New Payment Date” ).  The aggregate of any payments that otherwise would have been paid to him during the period between the date of separation from service and the New Payment Date shall be paid to him in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.

(b)                                 General 409A Principles.  For purposes of this Agreement, a termination of employment or Separation from Service will mean a “separation from service” as defined in Section 409A and the regulations and other guidance issued thereunder.  For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor the Executive will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.  This Agreement is intended to comply with the provisions of Section 409A and this Agreement shall, to the extent practicable, be construed in accordance therewith.  Terms defined in this Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A.  In any event, the Company makes no representations or warranty and will have no liability to the Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section. The Executive acknowledges that the payments under Sections 6(b) and (c) will likely be delayed six months.

(c)                                  Expense Timing.  Payments with respect to reimbursements of business expenses will be made in the ordinary course in accordance with the Company’s procedures (generally within 45 days after the Executive has submitted appropriate documentation) and, in any case, on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred.  The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, and the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

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IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Agreement as of the date or dates indicated below.

AGREED AND ACCEPTED TO:	HMS HOLDINGS CORP.

/s/ William C. Lucia	/s/ Robert M. Holster
William C. Lucia	By:	Robert M. Holster
	Title:	Chairman of the Board of Directors

February 26, 2013	February 27, 2013
Date	Date

Exhibit A

Separation Agreement and General Release of Claims